Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of HPX Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 15, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of HPX Corp. as of April 8, 2020 and for the period from March 20, 2020 (inception) through April 8, 2020, appearing in the Registration Statement on Form S-1, as filed (File No. 333-239486), of HPX Corp.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 15, 2020